                                                                    EXHIBIT 10.1


                              NEMATRON CORPORATION


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement"), entered into effective as of October 1, 1998, by and between MATTHEW S. GALVEZ (hereinafter referred to as "Executive") and NEMATRON CORPORATION, a Michigan corporation (hereinafter referred to as the "Company").


                              W I T N E S S E T H :

         WHEREAS, the Company is duly organized and operated under the laws of the State of Michigan and is engaged in the business of developing computer hardware and software; and

         WHEREAS, Executive is currently employed by the Company and performs the duties and responsibilities described herein; and

         WHEREAS, the Company desires to continue the retention of Executive for the position and to perform the duties and responsibilities described herein; and

         WHEREAS, parties desire to evidence the existing employment arrangement of Executive and to enter into certain additional agreements as set for the herein.

         NOW THEREFORE, in consideration of the mutual covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. SCOPE OF EMPLOYMENT. The Company agrees to continue to employ the Executive and he agrees to continue employment with the Company for the term of employment hereinafter defined. The duties of the Executive during the term of the employment shall be that of President and Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company. During the term of employment, the Executive shall have the title of President and Chief Executive Officer of the Company, and in such capacity shall have general charge and supervision of the business and affairs of the Company, subject to the directions of the Board of Directors of the Company.

         2. TERM. "Term of Employment" as used herein shall mean the period from October 1, 1998 (the "Commencement Date") through the Expiration Date. For purposes of this Agreement, the "Expiration Date" shall mean December 31, 2001. Notwithstanding anything to the contrary stated elsewhere herein, this Agreement may be earlier terminated, as hereinafter set forth, in which event the term of employment shall mean the period from the Commencement Date through the effective date of such earlier termination. The term of employment shall be terminated earlier upon: (i) the death of the Executive in the manner provided in Section 6(a) hereof; (ii) the Executive becoming disabled in the manner provided in Section 6(b) hereof; (iii) upon the Executive being discharged for Cause in the manner provided in Section 6(c); (iv) upon the Executive terminating his employment as provided in Section 6(d) hereof; or (v) upon the Executive being discharged without Cause in the manner provided in Section 6(e).

         3.  COMPENSATION.

         (a) SALARY. From the Commencement Date until April 15, 1999, the Executive shall receive a salary at an annual rate of One Hundred Thirty-Two Thousand Dollars ($132,000), payable in substantially equal semi-monthly installments on the regular payroll dates of the Company. From April 16,

1999 through the Expiration Date, the Executive's salary shall be increased to the rate of Two Hundred Thousand Dollars ($200,000) per annum.

         (b) PERFORMANCE BONUS. The Executive shall be entitled to a one-time performance bonus of Fifty Thousand Dollars ($50,000) at such time as the Company shall have first achieved any three consecutive months of positive net income before taxes as determined pursuant to generally accepted accounting principles. The Executive shall be entitled to additional Performance Bonuses along with other executives based on the achievement of targeted return on net investment goals at times and in amounts determined by the Board of Directors.

         (c) COMMON STOCK BENEFIT PLANS. The Executive shall be eligible to participate in the Company's stock compensation plans to the same extent as the Company's other officers.

         (d) OTHER BENEFITS. The Executive shall be entitled to participate in any pension, group insurance, medical, hospitalization or other benefit plan hereafter adopted by the Company applicable to officers or employees or, at the Executive's option with respect to any or all such benefits, cash payments in lieu thereof equal to the Company's cost for such benefit. In addition, the Company shall maintain transferable term life insurance with a beneficiary named by Executive in an amount equal to the difference between the benefits under the Company's group insurance policy and twice the Executive's $200,000 annual base salary. The obligation of the Company to obtain such life insurance shall be contingent upon Executive successfully completing any physical examination required by the provider of such life insurance. Upon termination of the Executive's employment, ownership of such life insurance policy shall be transferred to the Executive and the Executive shall thereafter be responsible for all premium payments. The Executive shall be entitled to receive four (4) weeks of paid vacation during each calendar year of the term of this Agreement. All vacation must be taken during the calendar year for which it is awarded. The Executive shall be entitled to receive reimbursement of actual automobile expenses of up to Six Hundred Dollars ($600) per month and, for so long as Executive's salary continues at the $132,000 base level described in Section 3(a) above, the Executive shall receive reimbursement of reasonable living and commuting travel expenses, pursuant to expense reports filed monthly on a timely basis for approval by the Chairman of the Compensation Committee of the Board of Directors.

         4. REIMBURSEMENT FOR EXPENSES; INDEMNIFICATION. The Company shall reimburse the Executive for reasonable expenses incurred in carrying out his duties under this Agreement and promoting the business of the Company. The Company shall make reimbursement no later than the last day of each month for all such expenses incurred by the Executive during the preceding month, pursuant to expense reports filed monthly with the Company and approved by another Company officer. The Company agrees to defend, indemnify and hold harmless the Executive from and against any and all costs, expenses, judgments, awards, settlements, or other adverse financial results, including the cost of defense and appeal thereof, arising out of or in connection with any claims or threatened claims against the Executive arising from his conduct or duties on behalf of the Company, to the full extent permitted by law and the Company's bylaws.

 5. CONFIDENTIALITY; NON-COMPETITION; NON-SOLICITATION.

         (a) The Executive agrees that any and all confidential knowledge or information concerning the Company, its affiliates, its subsidiaries, and their affairs' obtained by him in the course of his employment will be held inviolate and confidential by him and that he will not disclose the same to any and all other persons, including but not limited to, competitors and potential competitors, unless required to do so by law or by legal process.

         (b) The Executive agrees that upon termination of his employment, he will immediately surrender and turn over to the Company all books, forms, records, customer lists and all other papers, writings and all other property belonging to the Company.

         (c) For a period of two (2) years following termination of this Agreement pursuant to sections 6(b), 6(c) or 6(d), Executive shall not seek or otherwise obtain employment as an employee, officer, director, consultant or otherwise, with any business enterprise that is or seeks to be in the business of development or sale of computer hardware or software products or services in direct competition with the Company. This provision shall not survive a Change in Control of the Company, where "Change in Control" shall mean the sale or merger of the Company or substantially all of the

Company's assets to any entity not controlled at least 50% by the shareholders of the Company prior to such sale or merger, provided that Change in Control shall in no event be deemed to include the private placement transactions that occurred in December 1998 and April 1999, nor to increases in capitalization of the business through subsequent private placements or secondary public offerings of the Company's capital stock, unless directly related to such sale or merger.

         (d) For a period of two (2) years following termination of this Agreement pursuant to sections 6(b), 6(c) or 6(d), Executive shall not seek, directly or indirectly, the employment of any person employed by the Company at the time of termination or expiration or for the one-year period thereafter, or cause any such employee to terminate his/her employment with the Company. The provisions of this Section 5 shall survive the termination of this Agreement.

6. DEATH; DISABILITY; TERMINATION. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

       (a) DEATH. The Executive's employment hereunder shall terminate immediately upon his death.

       (b) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder for sixty (60) consecutive business days, or one hundred fifty (150) days in the aggregate during any twelve (12) month period, and within five (5) days after written notice of termination is given (which may occur before or after the end of such sixty (60) day or one hundred fifty (150) day period, as the case may be) shall not have returned to the performance of his duties hereunder, the Company may terminate the Executive's employment hereunder. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full salary, until the Executive returns to his duties or until the Executive's employment is terminated pursuant to Section 6(b) or 6(d) hereof.

       (c) TERMINATION FOR CAUSE. The Company may terminate the Executive's employment hereunder for Cause, effective on the date of notice. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder only in the following events: (i) Executive's fraud, (ii) Executive's embezzlement from the Company, (iii) Executive's repeated willful disregard of the business and affairs of the Company after due notice and time to correct the deficiency which materially and adversely affects the business or affairs of the Company; and (iv) conviction after final appeal for any felony or for any criminal act involving fraud or moral turpitude. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of the resolution, duly adopted and authorized by the affirmative vote of shares representing at least eighty percent (80%) of the common stock of the Company (excluding Executive's shares) at a meeting of the shareholders duly called and held for such purpose.

       (d) TERMINATION BY EXECUTIVE. The Executive may terminate his employment by notice to the Company at any time by Executive giving Company not less than ninety (90) days written notice, and provided that during such notice period, Executive shall continue to provide employment services to Company on the same basis as is contemplated in Section 1. In addition, during such notice period the Executive shall actively participate in the recruitment and hiring of a reasonably suitable replacement for the position of President of the Company. Such termination shall be effective upon the expiration of the time period specified in the Notice of Termination.

       (e) TERMINATION WITHOUT CAUSE. The Company shall have the right, upon provision of not less than sixty (60) days notice, to terminate the Executive without Cause.

       (f) NOTICE OF TERMINATION. Any termination of this Agreement by the Company or the Executive (other than termination pursuant to (a) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed upon and shall set forth a basis for termination of the Executive's employment under the provisions so indicated.

         (g) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to subsection (b) above, fifteen (15) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full time basis during such fifteen (15) day period), (iii) if the Executive's employment is terminated pursuant to subsection (c) the date on which a Notice of Termination is given, and (iv) if the Executive's employment is terminated pursuant to subsection (d) or (e) above, the date specified in the Notice of Termination.

         (h) COMPENSATION UPON TERMINATION.

             (i) If the employment of the Executive is terminated pursuant to
Section 6(a) by reason of his death, the Company agrees to pay directly to his surviving spouse, or if his spouse does not survive him, to the legal representative of his estate, a lump sum equal to the sum of (i) any payment the Executive's spouse, beneficiaries, or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy then maintained by the Company on his behalf, (ii) the Executive's full salary through the Date of Termination at the rate in effect at the time of the Executive's death, plus compensation at the Executive's then current salary level for any vacation time accrued but not yet taken, plus expense reimbursements and any other payments to which he may be entitled pursuant to any retirement plan, health insurance, and/or disability plan provided by the Company, and (iii) the pro rated amount of the Performance Bonus based on the Company's annualized performance for the year up until the Executive's date of death, and provided that such Performance Bonus is actually earned in accordance with the provisions of this Agreement. Such payments shall fully discharge the Company's obligations hereunder, excluding the Executive's rights under any stock options and other stock-based awards.

             (ii) If the employment of the Executive is terminated pursuant to
Section 6(b) the Executive shall be paid, in substantially equal monthly installments, sixty percent (60%) of his then current base salary at the rate then in effect at the time of the Notice of Termination for a period commencing on the Date of Termination until the Expiration Date; provided, however, (i) if the Company has a disability plan for employees in which Executive is eligible to participate, or (ii) if the Executive is deemed by a competent authority to be eligible for statutory worker's compensation or disability payments, the amount of the payments required to be made hereunder shall be reduced by the aggregate amount of any payments received by the Executive therefrom up to the end of the term of this Agreement. Additionally, the Executive shall receive his full salary through the Date of Termination at the rate in effect at the time of the Notice of Termination is given, plus compensation at the Executive's then current Salary level for any vacation time accrued but not yet taken, plus expense reimbursements and any other payments to which he may be entitled pursuant to any retirement plan, health insurance, and/or disability plan provided by the Company. The Company shall also pay to the Executive the pro rated amount of the Performance Bonus, based on the Company's annualized performance for the year up until the Executive's Notice of Termination, provided that such Performance Bonus is actually earned in accordance with the provisions of this Agreement and with the terms and conditions established in the bonus plan. Such payments shall fully discharge the Company's obligations hereunder, excluding the Executive's rights under any stock options and other stock-based awards.

             (iii) If the Company terminates the Executive pursuant to Section 6(c) for Cause, the Company shall pay the Executive his full salary through the Date of Termination at the rate then in effect at the time of the Notice of Termination is given, plus compensation at the Executive's then current salary level for any vacation time accrued but not yet taken, plus expense reimbursements and similar amounts accrued and unpaid as of the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement, excluding the Executive's rights under any stock options and other stock-based awards.

             (iv) If the Executive terminates his employment pursuant to Section 6(d), the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time of the Notice of Termination is given, plus compensation at the Executive's then current salary level for any vacation time accrued but not yet taken, plus expense reimbursements and similar amounts accrued and unpaid as of the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement, excluding the Executive's rights under any stock options and other stock-based awards. At any time after receipt of a Notice of Termination pursuant to Section 6(d), the Company may, at its sole discretion, accelerate the Date of Termination, provided that notwithstanding such acceleration, the Executive shall be entitled to receive his regular compensation and benefits through the original Date of

Termination set forth in the Notice of Termination or until he begins employment elsewhere, whichever occurs first.

         (v) If the Company terminates the Executive's employment other than pursuant to Sections 6(a), 6(b) or 6(c) hereof (it being understood that a purported termination pursuant to Section 6(b) or 6(c) hereof which is disputed and finally determined not to have been proper shall be a termination in breach of this Agreement), then the Executive (or his estate or heirs as the case may
be) shall be entitled to receive (i) a lump sum amount equal to all compensation earned through the Date of Termination, including all accrued and unpaid salary at the rate then in effect at the time of Notice of Termination, plus Performance Bonus based on the Company's annualized performance through the Date of Termination, expense reimbursements and similar amounts accrued and unpaid as of the Date of Termination, plus compensation at the Executive's then current salary level for any vacation time accrued but not yet taken, and (ii) in monthly installments on the first of each month in advance, an amount equal to his then current monthly base salary for the longer of (a) one year or (b) until the Expiration Date of this Agreement. The Company shall also pay to the Executive, in lieu of the Performance Bonus, an amount, payable monthly, equal to the average of the average of last two quarterly Performance Bonuses paid to Executive prior to the Notice of Termination. Additionally, the Company shall also maintain in full force and effect, for the continued benefit of the Executive for the balance of his term of this Agreement, without giving effect to his termination, all employee benefit plans, and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. The Company shall have no further obligations to the Executive under this Agreement, excluding the Company's obligation, if any, under any stock options and other stock-based awards.

         (vi) Notwithstanding anything to the contrary contained elsewhere in this Agreement, any amount of payment which the Company may owe to the Executive due to his termination shall be reduced by an amount equal to the amount of money, if any, which the Executive may owe to the Company, including but not limited to, loans and advances.

         (vii) Absent a breach of this Agreement by the Company, the remedies provided herein are the sole and exclusive remedies of Executive, and the Company shall not be liable for any payments other than expressly set forth herein.

7. INSURANCE. The Executive agrees that the Company may, although it has no obligation to do so, procure and/or obtain insurance on his life in such amounts as the Company may, in its sole and absolute discretion, determine and name only the Company as the insured or loss payee. The Executive agrees that upon request by the Company he will submit to a physical examination, will truthfully answer all questions, provide all relevant information and execute all applications and other documents which may be required in order to procure such insurance.

8.       CONDITION AND SURVIVAL OF THE AGREEMENT. In the event that the
Company shall at any time be merged or consolidated with any other corporation or corporations or shall sell or otherwise transfer a substantial portion of its assets to another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation or entity surviving or resulting from such merger or consolidation or to which such assets shall be sold or transferred.

9. NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail, postage prepaid, a recognized nationwide airmail courier service or personal delivery with a receipt to the last home address given by the Executive to the Company or if to the Company at the Company's office, along with courtesy copies to Dykema Gossett PLLC and Hewes, Gelband, Lambert & Dann, P.C., such notice or communication shall be deemed to have been given as of the earlier of three (3) business days after the date mailed or upon actual receipt.

10. CONSTRUCTION. This Agreement was executed in the State of Michigan and shall be construed in accordance with and under the internal laws of the State of Michigan.

11. SEVERABILITY. The conditions and provisions herein set forth shall be severable, and if any condition or provision or portion thereof shall be held to be invalid or unenforceable, then said condition or provision shall not in any manner affect any other condition or provision and the remainder of this

Agreement and every paragraph thereof construed without regard to said invalid condition or provision, shall continue in full force and effect.

12. ASSIGNMENT. This Agreement shall be binding upon the Executive, his successors, administrators and assigns, provided however, that neither party shall have the right to assign the Executive's rights and obligations with respect to his actual employment duties without the prior written consent of the other party, and that it may not be modified except in writing signed by both the parties.

13. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and this Agreement supersedes and renders null and void any and all other prior oral and written agreements, understandings or commitments pertaining to the subject matter hereof.



         IN WITNESS WHEREOF, the parties hereto have affixed their respective signatures the day and year first above written.



                                       NEMATRON CORPORATION







                                       By:                /s/ David P. Gienapp
                                                          ----------------------
                                       Print Name:        David P. Gienapp
                                                          ----------------------
                                       Title:             Secretary
                                                          ----------------------


                                       Executive:         /s/ Matthew S. Galvez
                                                          ----------------------
                                                          MATTHEW S. GALVEZ
                                                          ----------------------